                               SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                                  (Amendment No.   )

Filed by the Registrant                           /X/

Filed by a Party other than the Registrant        / /

Check the appropriate box:

/ /       Preliminary Proxy Statement
/ / Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/       Definitive Proxy Statement
/ /       Definitive Additional Materials
/ /       Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12

                                   Truevision, Inc.
          ---------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

                                    R. John Curson
          ---------------------------------------------------------------------
                      (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

/X/       No fee required.
/ /       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

     1.   Title of each class of securities to which transaction applies:
          ---------------------------------------------------------------------
     2.   Aggregate number of securities to which transaction applies:
          ---------------------------------------------------------------------
     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ---------------------------------------------------------------------
     4.   Proposed maximum aggregate value of transaction:
          ---------------------------------------------------------------------
     5.   Total fee paid:
          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1.   Amount Previously Paid:
          ---------------------------------------------------------------------
     2.   Form, Schedule or Registration Statement No.:
          ---------------------------------------------------------------------
     3.   Filing Party:
          ---------------------------------------------------------------------
     4.   Date Filed:
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

                              [TRUEVISION LOGO OR NAME]
                                  2500 WALSH AVENUE
                            SANTA CLARA, CALIFORNIA 95051


                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON OCTOBER 21, 1998


TO THE STOCKHOLDERS OF TRUEVISION, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TRUEVISION, INC., a Delaware corporation (the "Company"), will be held on Wednesday, October 21, 1998 at 10:00 a.m. local time at the Company's offices at 2500 Walsh Avenue, Santa Clara, California 95051, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors have been duly elected and qualified.

     2. To approve the Company's 1997 Equity Incentive Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 450,000 shares.

     3. To approve the Company's 1990 Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000 shares.

     4. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending June 26, 1999.

     5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on September 4, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                              By Order of the Board of Directors

                              R. JOHN CURSON
                              Secretary

Santa Clara, California
September 23, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                   TRUEVISION, INC.
                                  2500 WALSH AVENUE
                            SANTA CLARA, CALIFORNIA 95051

                                   PROXY STATEMENT
                          FOR ANNUAL MEETING OF STOCKHOLDERS
                                   OCTOBER 21, 1998

                    INFORMATION CONCERNING SOLICITATION AND VOTING


GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Truevision, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on October 21, 1998, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices, 2500 Walsh Avenue, Santa Clara, California 95051. The Company intends to mail this proxy statement and accompanying proxy card on or about September 23, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, or at the Company's request, by Skinner & Co., Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Skinner & Co., Inc. will be paid its customary fee, estimated to be about $2,500, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on September 4, 1998 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 4, 1998 the Company had outstanding and entitled to vote 13,104,398 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. With respect to the election of directors, stockholders may exercise cumulative voting rights. Under cumulative voting, each holder of Common Stock will be entitled to five votes for each share held. Each stockholder may give one candidate, who has been nominated prior to voting, all the votes such stockholder is entitled to cast or may distribute such votes among as many such candidates as such stockholder chooses. Unless the proxyholders are otherwise instructed, stockholders, by means of the accompanying proxy, will grant the proxyholders discretionary authority to cumulate votes.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.


                                       1.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 2500 Walsh Avenue, Santa Clara, California 95051, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than May 27, 1998, in order to be included in the proxy statement relating to that Annual Meeting.

                                      PROPOSAL 1

                                ELECTION OF DIRECTORS

     The Bylaws of the Company presently provide that the authorized number of directors shall not be fewer than five nor more than nine, with the current number of authorized directors set at five. At the Annual Meeting, five directors will be elected to serve until the next Annual Meeting and until their successors are elected and qualified. The Company intends to nominate for election as directors the five persons named below, all of whom are incumbent directors. All of these nominees have indicated that they are able and willing to serve as directors. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxyholders.

     The five nominees for director receiving the highest number of affirmative votes will be elected directors of the Company. A stockholder may, prior to the vote being taken, indicate his or her intention to cumulate votes. In such a case, each stockholder would be entitled to that number of votes as equals the number of shares of Common Stock held by such stockholder multiplied by five and would be entitled to allocate those votes to any one or more nominees for director in the stockholder's discretion. Abstentions and broker non-votes are not considered in elections for director.

     Unless otherwise instructed, the proxyholders intend to vote the shares of Common Stock represented by the proxies in favor of the election of these nominees.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.









                                         2.

INFORMATION CONCERNING NOMINEES

     The Company's nominees are listed below together with their ages and positions with the Company:


NAME                       AGE           POSITION WITH THE COMPANY
----                       ---     ---------------------------------------

Walter W. Bregman(1)(2)    64      Chairman of the Board of Directors
Louis J. Doctor            40      President, Chief Executive Officer and
                                   Director
William H. McAleer(2)      47      Director
Kieth E. Sorenson          50      Director
Conrad J. Wredberg(1)      57      Director


----------
(1)  Audit Committee Member
(2)  Compensation Committee Member

     All directors are elected at the Annual Meeting of Stockholders to serve until the following Annual Meeting and until their successors are duly elected and have been qualified. There are no family relationships among any officers or directors of the Company.

     Mr. Bregman has been a director of the Company since July 1991 and Chairman of the Board of Directors since December 1994. He has been Chairman and Co-Chief Executive Officer of S&B Enterprises, a consulting firm, since March 1988. From July 1985 until June 1987, he was President and owner of the Cormorant Beach Club. Prior to July 1985, he served as President of Playtex International Corp., a consumer products company. He is also a director of Symantec, Inc. and Sento Corporation.

     Mr. Doctor has been President, Chief Executive Officer and a director since he joined the Company in October 1994. From May 1994 to October 1994, he was President of The Arbor Group, a company that offers corporate clients strategic services in the technology arena. From June 1991 to April 1994, he held positions of Executive Vice President and Vice President of Business Development at SuperMac Technology, Inc., a video computer products company. In March 1981, Mr. Doctor co-founded Raster Technologies, a manufacturer of high-end graphics and imaging systems, and served as its President until January 1989. Mr. Doctor was an independent consultant from January 1989 to 1991. He is also a director and a member of the compensation committee of Storm Technology, Inc.

     Mr. McAleer has been a director of the Company since February 1995. He is currently Managing Director of Voyager Capital, L.L.C., which provides venture financing to information technology companies. From 1988 to 1994, he was Vice President of Finance, Chief Financial Officer and Secretary of Aldus Corporation, a software company. From 1987 to 1988, he was Vice President, Finance and Administration with Ecova Corporation, a bioremediation company. From 1984 to 1987, he served as Vice President with Westin Hotels and Resorts, a hotel company. He is also a director of Apex PC Solutions, Inc., Endura Software Corporation and Primus Communications Corporation.

     Mr. Sorenson, a founder of the Company, has served as a director since June 1987. He also served as Chairman of the Board of Directors from June 1987 until December 1994, as Chief Executive Officer from June 1987 until September 1993 and as President from June 1987 until May 1993. Since December 1, 1997, he has been the President and Chief Executive Officer of Sento Corporation, a provider of information technology outsourcing solutions. Since January 1995, he has also been a partner of Sorenson, Thomas & Co., a private investment partnership. From September 1979 to June 1987, Mr. Sorenson was employed by Ramtek Corporation, a manufacturer of computer graphic systems, where his positions included Vice President of Engineering and Product Development.


     Mr. Wredberg has been a director of the Company since October 1992. Since April 1995, he has been Chairman of the Corporate Committee of Scientific-Atlanta, Inc., a telecommunications services and products company. Previously, he had been employed by American Microsystems, Inc., a manufacturer of integrated circuits, where his positions included President and Chief Executive Officer. Prior to joining AMI, Mr. Wredberg worked at Mostek Corporation, a semiconductor company, where his positions included Vice President of Quality Assurance.


                                       3.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

     During the fiscal year ended June 27, 1998 the Board of Directors held six meetings. The Board of Directors has an Audit Committee and a Compensation Committee. During fiscal 1998, all incumbent directors, attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

     The Audit Committee currently consists of Messrs. Bregman and Wredberg. The Audit Committee met three times during fiscal 1998. The Audit Committee approves the engagement of and services to be performed by the Company's independent accountants and reviews the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee currently consists of Messrs. Bregman and McAleer. The Compensation Committee met six times during fiscal 1998. The Compensation Committee reviews and approves the Company's executive compensation policy, makes recommendations concerning the Company's employee benefit policies and approves salaries of and bonuses and option grants to employees, including officers and eligible directors.

     The Board of Directors has no Nominating Committee or a committee performing similar functions.

                                     PROPOSAL 2

               APPROVAL OF THE 1997 EQUITY INCENTIVE PLAN, AS AMENDED

     In December 1997 the Board of Directors adopted the Company's 1997 Equity Incentive Plan (the "Incentive Plan"), and reserved 600,000 shares for issuance under the Incentive Plan. In April 1998, the stockholders approved the Incentive Plan. The Board of Directors adopted the Incentive Plan to ensure that the Company can continue to grant stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants at levels determined appropriate by the Board of Directors and the Compensation Committee.

     In July 1998, the Board of Directors approved an amendment increasing the number of shares reserved for issuance under the Incentive Plan by an additional 450,000 shares, for an aggregate of 1,050,000 shares reserved for issuance under the Incentive Plan. The Board of Directors adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board of Directors and the Compensation Committee.

     As of August 1, 1998, options (net of canceled or expired options) covering an aggregate of 464,900 shares of the Company's Common Stock had been granted under the Incentive Plan, and 585,100 shares (plus any shares that might in the future be returned to the Incentive Plan as a result of cancellations or expirations of options or restricted stock awards) remained available for future grant under the Incentive Plan. During fiscal 1998, the Company granted to all executive officers as a group, options to purchase 220,000 shares at exercise prices ranging from $1.75 to $2.06 per share and to all employees (excluding executive officers) as a group, options to purchase 633,275 shares at exercise prices ranging from $1.75 to $4.00 per share. Included in the options granted during fiscal 1998 were options covering an aggregate of 649,825 shares granted under the 1988 Incentive Stock Plan which expired on February 4, 1998. No further options can be granted under the 1988 Incentive Stock Plan.

     The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting will be required to approve the amendment to the Option Plan.

                         THE BOARD OF DIRECTORS RECOMMENDS
                           A VOTE IN FAVOR OF PROPOSAL 2

     The essential features of the Incentive Plan are outlined below:

GENERAL

     The Incentive Plan provides for the grant or issuance of incentive stock options, nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants (collectively, "Stock


                                       4.

Awards"). Incentive stock options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of the various Stock Awards included in the Incentive Plan.

PURPOSE

     The Incentive Plan provides a means by which selected employees, directors and consultants to the Company, and its affiliates, may be given an opportunity to purchase Common Stock of the Company. The Company, by means of the Incentive Plan, seeks to retain the services of persons who are now employees, directors or consultants to the Company or its affiliates, to secure and retain the services of new employees, directors and consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates.

ADMINISTRATION

     The Incentive Plan is administered by the Board of Directors unless the Board of Directors delegates administration to a committee composed of two or more Board members, all of the members of which may be non-employee directors (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and may also be, in the discretion of the Board of Directors, outside directors (as defined in Section 162(m) of the Code). If administration is delegated to a committee, such committee will have, in connection with the administration of the Incentive Plan, the powers possessed by the Board of Directors, subject, however, to such resolutions, not inconsistent with the provisions of the Incentive Plan, as may be adopted from time to time by the Board of Directors. The Board of Directors or the committee may delegate to a subcommittee of one or more members of the Board of Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act and/or who are either (i) not then employees covered by Section 162(m) of the Code and are not expected to be covered by
Section 162(m) of the Code at the time of recognition of income resulting from such Stock Award, or (ii) not persons with respect to whom the Company wishes to avoid the application of Section 162(m) of the Code. The Board of Directors may abolish a committee or subcommittee at any time and revest in the Board of Directors the administration of the Incentive Plan. The Board of Directors has delegated the administration of the Incentive Plan to the Compensation Committee.

     The Board of Directors has the power to determine from time to time which of the persons eligible under the Incentive Plan shall be granted Stock Awards, the type of Stock Awards to be granted, when and how each Stock Award shall be granted, to construe and interpret the Incentive Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board of Directors may correct any defect in the Incentive Plan or in any Stock Award agreement to make the Incentive Plan fully effective.

SHARES SUBJECT TO THE INCENTIVE PLAN

     The Common Stock that may be sold pursuant to Stock Awards under the Incentive Plan shall not exceed in the aggregate 1,050,000 shares of the Company's Common Stock. If any Stock Award expires or terminates, in whole or in part, without having been exercised in full, the Common Stock not purchased under such Stock Award will revert to and again become available for issuance under the Incentive Plan. However, any currently outstanding Stock Awards granted under the now expired 1988 Incentive Stock Plan which expire without being exercised in full will not revert to and become available for issuance under the Incentive Plan. The Common Stock subject to the Incentive Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

ELIGIBILITY

     Incentive stock options may be granted only to employees. Nonstatutory stock options, restricted stock purchase awards and stock bonuses may be granted only to employees, directors or consultants.

     No person is eligible for the grant of an incentive stock option if, at the time of grant, such person owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless the exercise price of such option is at least 110% of the fair market value of Common Stock subject to the option at


                                       5.

the date of grant and the option is not exercisable after the expiration of five years from the date of grant, or in the case of a restricted stock purchase award, the purchase price is at least 100% of the fair market value of Common Stock subject to the restricted stock purchase award at date of grant. No person shall be eligible to be granted Stock Awards covering more than 300,000 shares of the Company's Common Stock in any calendar year.

TERM AND TERMINATION

     The following is a description of the permissible terms of options under the Incentive Plan. Individual option grants may be more restrictive.

     No option is exercisable after the expiration of 10 years from the date it was granted.

     In the event an option holder's continuous service with Company is terminated, for any reason other than death or disability, the option holder may exercise his or her option (to the extent that the option holder was entitled to exercise it at the time of termination) within the period of time set forth in his or her option agreement following such termination, provided that this period shall not exceed 30 days in the case of any incentive stock option and shall not extend beyond the expiration of the term of the option as set forth in the option agreement. In addition, with the consent of the option holder, the Board of Directors at any time may extend the post-termination exercise period and provide for continued vesting.

     In the event an option holder's continuous service with the Company terminates as a result of the option holder's death or disability, the option holder (or such option holder's estate, heirs or beneficiaries) may exercise his or her option, but only within the period ending on the earlier of (i) six months following such termination (or such longer or shorter period as specified in the option agreement) or (ii) the expiration of the term of the option as set forth in the option agreement.

     An option holder's option agreement may also provide that if the exercise of the option following the termination of the option holder's continuous service with the Company would result in liability under Section 16(b) of the Exchange Act, then the option shall terminate on the earlier of (i) the expiration of the term of the option set forth in the option agreement, or (ii) the tenth day after the last date on which such exercise would result in such liability under Section 16(b) of the Exchange Act. Finally, an option holder's option agreement may also provide that if the exercise of the option following the termination of the option holder's continuous service with the Company would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act of 1933, as amended, then the option shall terminate on the earlier of (i) the expiration of the term of the option as set forth in the immediately preceding paragraph, or (ii) the expiration of a period of 30 days after the termination of the option holder's continuous service with the Company during which the exercise of the option would not be in violation of such registration requirements.

     In the event a stock bonus or restricted stock recipient's continuous service with the Company terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

EXERCISE/PURCHASE PRICE

     The exercise price of each incentive stock option will not be less than 100% of the fair market value of the Company's Common Stock on the date of grant, and in some cases may be higher (see "Eligibility"). The exercise price of each nonstatutory stock option will not be less than 85% of the fair market value of the Company's Common Stock on the date of grant. The purchase price of restricted stock will not be less than 85% of the fair market value of the Company's Common Stock on the date such Stock Award is made. Stock bonuses may be awarded in consideration for past services actually rendered to the Company or for its benefit.

CONSIDERATION

     The purchase price of Common Stock acquired pursuant to a Stock Award is paid either in cash at the time of exercise or purchase, or (if determined by the Board of Directors at the time of grant for an option) by deferred payment or in any other form of legal consideration that may be acceptable to the Board of Directors. Additionally,


                                       6.

in the case of an option, and in the discretion of the Board of Directors at the time of the grant, by delivery to the Company of other Common Stock of the Company. In the case of any deferred payment arrangement, interest will be payable at least annually and will be charged at the minimum rate of interest necessary to avoid the imputation of interest.

TRANSFERABILITY

     An incentive stock option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the incentive stock option is granted only by such person. A nonstatutory stock option shall be transferable only to the extent specifically provided for in the option agreement evidencing the nonstatutory stock option, provided that if the nonstatutory stock option agreement does not provide for transferability, then the option is not transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. A stock bonus or restricted stock purchase award shall not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order. A Stock Award holder may designate a beneficiary who may exercise his or her Stock Award after death.

VESTING

     The total number of shares of Common Stock subject to an option may, but need not, be allotted in periodic installments. The option agreement may provide that from time to time during each of such installment periods, the option may become exercisable ("vest") with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the option became vested but was not fully exercised. The option agreement may also provide that an option holder may exercise an option prior to full vesting, provided that the Company may have a repurchase right with respect to any unvested shares.

     Restricted stock purchase awards and stock bonuses granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule determined by the Board of Directors.

ADJUSTMENTS UPON CHANGES IN COMMON STOCK

     If any change is made in the Common Stock subject to the Incentive Plan, or subject to any Stock Award, without receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the class(es) and maximum number of shares subject to the Incentive Plan, the maximum annual Stock Award applicable under the Incentive Plan and the class(es) and number of shares and price per share of Common Stock subject to outstanding Stock Awards will be appropriately adjusted.

     In the event of a merger, consolidation, liquidation, dissolution or the sale of substantially all of the Company's assets or a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, any surviving corporation shall assume any Stock Awards outstanding under the Incentive Plan or shall substitute similar awards for those outstanding under the Incentive Plan. In the event a surviving corporation refuses to assume such Stock Awards or substitute similar awards, then, with respect to Stock Awards held by persons then performing services as employees, directors or consultants, the time during which such Stock Awards may be exercised shall be accelerated prior to completion of such transaction and such Stock Awards terminated if not exercised prior to such transaction.

AMENDMENT OF THE INCENTIVE PLAN

     The Board of Directors at any time, and from time to time, may amend the Incentive Plan. However, no amendment shall be effective unless approved by the stockholders of the Company within 12 months before or after the adoption of the amendment, where such amendment requires stockholder approval in order for the Incentive Plan to satisfy the requirements of Section 422 of the Code, Rule 16b-3 of the Exchange Act or any Nasdaq or securities


                                       7.

exchange listing requirement. The Board of Directors may in its sole discretion submit any other amendment to the Incentive Plan for stockholder approval.

TERMINATION OR SUSPENSION OF THE INCENTIVE PLAN

     The Board of Directors may suspend or terminate the Incentive Plan at any time. Unless sooner terminated, the Incentive Plan shall terminate on December 15, 2007. No Stock Awards may be granted under the Incentive Plan while the Incentive Plan is suspended or after it is terminated.

FEDERAL INCOME TAX INFORMATION

     INCENTIVE STOCK OPTIONS. Incentive stock options under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the option holder or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option is an alternative minimum tax adjustment item and may increase the option holder's alternative minimum tax liability, if any.

      If an option holder holds Common Stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the option holder upon exercise of the option, any gain or loss on a disposition of such Common Stock will be capital gain or loss. Generally, if the option holder disposes of the Common Stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the option holder will realize taxable ordinary income equal to the lesser of (a) the excess of the Common Stock's fair market value on the date of exercise over the exercise price, or
(b) the option holder's actual gain, if any, on the purchase and sale. The option holder's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the Common Stock was held. Long-term capital gains (i.e., gains on capital assets held for more than one year) currently are generally subject to lower tax rates than ordinary income. Slightly different rules may apply to option holders who acquire Common Stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the option holder recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the Incentive Plan generally have the following federal income tax consequences:

     There are no tax consequences to the option holder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the option holder normally will recognize taxable ordinary income equal to the excess of the Common Stock's fair market value on the date of exercise over the option exercise price. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a business expense deduction equal to the taxable ordinary income realized by the option holder. Upon disposition of the Common Stock, the option holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such Common Stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on how long the Common Stock was held. Slightly different rules may apply to option holders who acquire Common Stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     RESTRICTED STOCK PURCHASE AWARDS AND STOCK BONUSES. Restricted stock purchase awards and stock bonuses granted under the Incentive Plan generally have the following federal income tax consequences:


                                       8.

     Upon acquisition of the Common Stock, the recipient normally will recognize taxable ordinary income equal to the excess of the Common Stock's fair market value over the purchase price, if any. However, to the extent the Common Stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the Common Stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the Common Stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such Common Stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the Common Stock. Such gain or loss will be long-term or short-term depending on how long the Common Stock was held. Slightly different rules may apply to recipients who are subject to Section 16(b) of the Exchange Act.

     POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to Stock Awards granted in the future under the Incentive Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is earned (typically through vesting) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain;
(iii) the compensation committee certifies in writing prior to the earning of the awards that the performance goal has been satisfied; and (iv) prior to the earning of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal.

                                     PROPOSAL 3

           APPROVAL OF THE 1990 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED


     In August 1990, the Board of Directors of the Company adopted, and in November 1990 the stockholders subsequently approved, the Company's Employee Stock Purchase Plan (the "Purchase Plan"), and authorized and reserved up to 500,000 shares of the Company's Common Stock for issuance under the Purchase Plan. As of August 1, 1998, an aggregate of 484,092 shares of Common Stock had been issued under the Purchase Plan and 15,908 shares of Common Stock remained available for the grant of future rights under the Purchase Plan.

     In September 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan by 200,000 shares of Common Stock for an aggregate of 700,000 shares of Common Stock. The Board of Directors adopted this amendment to continue to afford the Company the opportunity of providing employees of the Company and its subsidiaries with stock incentives and to ensure that the Company can continue to provide such incentives at levels determined appropriate by the Board of Directors so as to retain the services of its employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company. During the last completed fiscal year, no shares were purchased by executive officers and a total of 99,240 shares were purchased by all employees as a group, at purchase prices ranging from $1.75 to $1.81.


                                       9.

     The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting will be required to approve the amendment to the Purchase Plan.


                         THE BOARD OF DIRECTORS RECOMMENDS
                           A VOTE IN FAVOR OF PROPOSAL 3.

The essential features of the Purchase Plan are outlined below:

PURPOSE

     The Purchase Plan provides a means by which employees of the Company, and its subsidiaries as designated from time to time by the Board of Directors, may be given an opportunity to purchase Common Stock of the Company through payroll deductions. The Company, by means of the Purchase Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its subsidiaries. All employees of the Company, and its subsidiaries as designated from time to time by the Board of Directors, who work at least twenty hours per week and more than five months in any calendar year are eligible to participate in the Purchase Plan.

     The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

     The Purchase Plan is administered by the Board of Directors, which has the final power to construe and interpret the Purchase Plan and the rights granted under it. However, members of the Board of Directors who are eligible to participate in the Purchase Plan may not vote on any matter affecting the administration of the Purchase Plan nor on the grant of any right under the Purchase Plan. The Board of Directors has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any subsidiary of the Company will be eligible to participate in the Purchase Plan. The Board of Directors has the power to delegate administration of the Purchase Plan to a committee composed of members of the Board of Directors who are not eligible to participate in the Purchase Plan. The Board of Directors may abolish any such committee at any time and revest in the Board of Directors the administration of the Purchase Plan.

OFFERING PERIOD

     The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board of Directors. Each such offering of rights is in such form and contains such terms and conditions as the Board of Directors deems appropriate. Generally, the duration of each such offering of rights is approximately six months (an "Offering Period"). Offering Periods generally commence on the first trading day of February and August of each year (or such other date as the Board of Directors may determine).

ELIGIBILITY

     Any person who is customarily employed at least twenty hours per week and more than five months per calendar year by the Company, or by its subsidiaries designated from time to time by the Board of Directors, on the first day of an Offering Period (the "Enrollment Date") is eligible to participate in that offering of rights under the Purchase Plan.

     Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, nor will any employee be granted rights that would permit such employee to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.


                                       10.

PARTICIPATION IN THE PLAN

     Eligible employees become participants in the Purchase Plan by delivering to the Company, at least five days prior to the date selected by the Board of Directors as the Enrollment Date for the Offering Period, a subscription agreement authorizing payroll deductions of up to a percentage designated by the Board of Directors not to exceed 10% of such employees' total base compensation during the Offering Period.

PURCHASE PRICE

     The purchase price per share at which shares are sold in an offering of rights under the Purchase Plan is the lower of (a) 85% of the fair market value of a share of Common Stock of the Company on the Enrollment Date, or (b) 85% of the fair market value of a share of Common Stock of the Company on the last day of the Offering Period (the "Exercise Date").

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions during the Offering Period. A participant may reduce or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering Period only to the extent specified by the Board of Directors for such Offering Period. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may make additional payments into such account only as specifically provided for in the offering of rights and only if the participant has not had the maximum amount withheld during the Offering Period. Additionally, a participant's payroll deductions may be decreased to 0% during any Offering Period which is scheduled to end during a calendar year in which the aggregate of all payroll deductions which were previously used to purchase Common Stock of the Company under the Purchase Plan in a prior Offering Period which ended in the same calendar year, plus all payroll deductions accumulated with respect to the current Offering Period, equal $21,250.

PURCHASE OF STOCK

     The employee is entitled to purchase shares under the Purchase Plan by executing an agreement to participate in the Purchase Plan. The maximum number of shares any employee may be granted the right to purchase during an Offering Period is determined by dividing $12,500 by the fair market value of a share of Common Stock of the Company on the Enrollment Date. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the Offering Period at the applicable price.

WITHDRAWAL

     While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given Offering Period by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the Exercise Date.

     Upon any withdrawal from an Offering Period by an employee, the Company will distribute to the employee his or her accumulated payroll deductions, without interest, and such employee's rights during such Offering Period will be automatically terminated. The employee is not entitled to again participate during such Offering Period. An employee's withdrawal from an Offering Period will not have any effect upon such employee's eligibility to participate in subsequent offerings of rights under the Purchase Plan, but the employee will be required to deliver a new participation agreement in order to participate in such subsequent offerings of rights under the Purchase Plan.

TERMINATION OF EMPLOYMENT

     Rights granted pursuant to any offerings of rights under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest. In the event an eligible employee fails to remain employed by the Company or a designated subsidiary for at least 20 hours per week during an Offering Period in which the


                                       11.

employee is a participant in the Purchase Plan, such employee will be deemed to have elected to withdraw from the Purchase Plan and the payroll deductions credited to such participant's account will be returned to such participant and such participant's rights during such Offering Period will be terminated.

RESTRICTIONS ON TRANSFER

     Neither payroll deductions nor rights granted under the Purchase Plan are transferable other than by will or the laws of descent and distribution, and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

     The Board of Directors may suspend, terminate or amend the Purchase Plan at any time. Upon an amendment to the Purchase Plan, to the extent necessary to comply with Section 423 of the Code, the Company will obtain stockholder approval in such manner and to such a degree as required.

     Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment, suspension or termination of the Purchase Plan, except as expressly provided in the Purchase Plan or with consent of the person to whom such rights were granted, or except as necessary to ensure that the Purchase Plan and/or rights granted under the Purchase Plan comply with any laws, governmental regulation, or the requirements of Section 423 of the Code.

EFFECT OF CERTAIN CORPORATE EVENTS

     If there is any change in the stock subject to the Purchase Plan or to rights granted pursuant to the Purchase Plan (through stock split, reverse stock splits, stock dividend, combination or other reclassification), the Purchase Plan and rights outstanding under the Purchase Plan will be appropriately adjusted as to the class(es) and the maximum number of shares subject to the Purchase Plan and the class, number of shares and price per share of stock subject to such outstanding rights.

     In the event of a dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board of Directors. In the event of a proposed merger or sale of all or substantially all of the assets of the Company, any successor corporation will assume such outstanding rights or substitute similar rights for those outstanding under the Purchase Plan or, as determined by the Board of Directors in its sole discretion, in lieu of such assumption or substitution, a new Exercise Date will be set and a participants' accumulated payroll deductions may be used to purchase Common Stock as of the new Exercise Date.

FEDERAL INCOME TAX INFORMATION

     Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment in accordance with the provisions of
Section 423 of the Code.

     A participant will be taxed on all payroll deductions withheld for the purchase of shares under the Purchase Plan. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

     If the stock is disposed of at least two years after the beginning of the Offering Period and at least one year after the stock is transferred to the participant, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (b) the excess of the fair market value of the stock as of the beginning of the Offering Period over the purchase price (determined as of the beginning of the Offering Period) will be treated as ordinary income. Any further gain or any loss will be taxed as a capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income.

     If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the Exercise Date over the purchase price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain


                                       12.

will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the Exercise Date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such Exercise Date. Any capital gain or loss will be long-term or short-term depending on the length of time the stock has been held.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).



                                     PROPOSAL 4


           RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
        AS INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 26, 1999

     PricewaterhouseCoopers LLP have been the independent accountants for the Company since 1988 and, upon recommendation of the Audit Committee, their appointment as independent accountants for the 1999 fiscal year has been approved by the Board of Directors, subject to ratification by the stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 4.








                                       13.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of August 1, 1998 by (i) all those known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group.


                                                               BENEFICIAL OWNERSHIP (1)
                                                          -------------------------------
                                                             NUMBER OF       PERCENT OF
BENEFICIAL OWNER                                               SHARES          TOTAL
----------------                                              --------        --------

Scitex Corporation Ltd.  . . . . . . . . . . . . . . .      1,820,000           13.9
  P.O. Box 330
  46103 Herzlia B, Israel
Entities affiliated with 21st Century
  Communications Partners, L.P.(2) . . . . . . . . . .      1,062,000            8.1
  767 Fifth Avenue
  45th Floor
  New York, New York 10153
Louis J. Doctor (3). . . . . . . . . . . . . . . . . .        529,167            3.9
Carl C. Calabria (4) . . . . . . . . . . . . . . . . .        288,943            2.2
R. John Curson (5) . . . . . . . . . . . . . . . . . .        155,758            1.2
Harvey A. Chesler  . . . . . . . . . . . . . . . . . .          1,000              *
Walter W. Bregman (6). . . . . . . . . . . . . . . . .         53,475              *
William H. McAleer (7) . . . . . . . . . . . . . . . .         11,775              *
Kieth E. Sorenson (8). . . . . . . . . . . . . . . . .         11,450              *
Conrad J. Wredberg (9) . . . . . . . . . . . . . . . .         18,750              *
All executive officers and directors as a
 group (8 persons)(10) . . . . . . . . . . . . . . . .      1,070,318            7.7

------------
*    Less than one percent (1%).

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,072,987 shares of Common Stock outstanding on August 1, 1998, adjusted as required by rules promulgated by the SEC.

(2) According to the Schedule 13D/A, filed jointly by 21st Century Communications Partners, L.P. ("21st Century"), 21st Century Communications T-E Partners, L.P. ("21st Century T-E"), 21st Century Communications Foreign Partners, L.P. ("21st Century Foreign"), Andrew Sandler, Barry Fingerhut, Barry Lewis, Barry Rubenstein, Harvey Sandler, Irwin Lieber, John Kornreich and Michael J. Marocco (collectively, the "21st Century Group"), the 21st Century Group beneficially owned 1,062,000 shares of Common Stock. This includes shares held by 21st Century (504,940 shares), 21st Century T-E (171,800 shares), 21st Century Foreign (67,980 shares) and Applewood Associates, L.P. ("Applewood") (317,280 shares). Messrs. Fingerhut, Rubenstein and Lieber are shareholders, officers and directors of the general partner of 21st Century, 21st Century T-E and 21st Century Foreign and are also general partners of Applewood. Messrs. Sandler, Lewis, Sandler, Kornreich and Marocco are general partners of entities that are general partners of 21st Century, 21st Century T-E and 21st Century Foreign. 21st Century disclaims beneficial ownership of shares of Common Stock held by 21st Century T-E, 21st Century Foreign and Applewood. 21st Century T-E disclaims beneficial ownership of shares of Common Stock held by 21st Century, 21st Century Foreign and Applewood. 21st Century Foreign disclaims beneficial ownership of shares of Common Stock held by 21st Century, 21st Century T-E and Applewood. Messrs. Sandler, Fingerhut, Lewis, Rubenstein, Sandler, Lieber, Kornreich and Marocco disclaim beneficial ownership of

                                       14.

     shares of Common Stock held by 21st Century Group, except as to the extent of their pecuniary interest therein and Messrs. Fingerhut, Rubenstein and Lieber disclaim beneficial ownership of shares of Common Stock held by Applewood, except as to the extent of their pecuniary interest therein.

(3) Includes 393,333 shares of Common Stock issuable pursuant to a warrant exercisable within 60 days of August 1, 1998 and 47,783 shares of Common Stock issuable pursuant to options exercisable within 60 days of August 1, 1998.

(4) Includes 188,943 shares of Common Stock issuable pursuant to options exercisable within 60 days of August 1, 1998.

(5) Includes 155,758 shares of Common Stock issuable pursuant to options exercisable within 60 days of August 1, 1998.

(6) Includes 37,500 shares of Common Stock issuable pursuant to options exercisable within 60 days of August 1, 1998.

(7) Includes 9,375 shares of Common Stock issuable pursuant to options exercisable within 60 days of August 1, 1998.

(8) Includes 11,250 shares of Common Stock issuable pursuant to options exercisable within 60 days of August 1, 1998.

(9) Includes 16,250 shares of Common Stock issuable pursuant to options exercisable within 60 days of August 1, 1998.

(10) Includes an aggregate of 860,192 shares of Common Stock issuable pursuant to options and warrants exercisable within 60 days of August 1, 1998. See Notes (3) through (9) above.






                                       15.

                               EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     The Chairman of the Board of Directors receives $2,000 per meeting of the Board of Directors attended, $1,000 per committee meeting attended if held on the same date as a Board of Directors meeting and $2,000 per committee meeting attended if held on a different date than a Board of Directors meeting. All other non-employee directors of the Company receive $1,500 per meeting of the Board of Directors attended, $750 per committee meeting attended if held on the same date as a Board of Directors meeting and $1,500 per committee meeting attended if held on a different date than a Board of Directors meeting. Each non-employee director of the Company receives half of the current fee paid for attendance at a Board of Directors meeting or committee meeting if the non-employee director participates telephonically. In the fiscal year ended June 27, 1998, the total compensation paid to non-employee directors was $39,750. The members of the Board of Directors are also eligible for reimbursement of their expenses incurred in connection with their services as directors.

     Each non-employee director of the Company also receives stock option grants under the Amended and Restated 1991 Director Option Plan (the "Director Plan"). Only non-employee directors of the Company or an "affiliate" of the Company (as defined in the Code) are eligible to receive options under the Director Plan. Options granted under the Director Plan are not intended to qualify as incentive stock options under the Code. Each non-employee director of the Company is also eligible to receive discretionary non-statutory stock option grants under the Incentive Plan.

     The Director Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company. Under the terms of the Director Plan as amended, (i) each person who becomes a non-employee director shall receive, on the date such person joins the Board of Directors, an option to purchase 10,000 shares which shall become exercisable at the rate of 25% per year for four years following the date of grant, (ii) each non-employee director who is a member of the Board of Directors immediately before the Company's Annual Meeting of Stockholders (the "Annual Meeting Date") and remains a member of the Board of Directors immediately after such Annual Meeting Date, shall receive on the first Annual Meeting Date thereafter, for so long as such non-employee director remains a member of the Board of Directors, an additional option to purchase 2,500 shares of Common Stock subject to four-year vesting from the date of grant similar to the vesting provisions set forth above, and (iii) each non-employee director who becomes Chairman of the Board of Directors on or after December 16, 1994 shall receive an option to purchase 25,000 shares of Common Stock, which shall become exercisable at the rate of 25% per year for four years. The term of options granted under the Director Plan is ten years and the per share exercise price for shares issued pursuant to options granted under the Director Plan is 100% of the fair market value of the Common Stock on the date of grant. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, (i) if the Company is the surviving entity, each option will continue in effect or will be assumed or (ii) if the Company is not the surviving entity, an equivalent option will be substituted by the successor corporation. If the successor corporation does not assume or substitute an equivalent option, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

     In October 1997, the Company granted to Messrs. Bregman, McAleer, Sorenson and Wredberg options to purchase 9,000, 6,000, 6,000 and 6,000 shares, respectively, each at an exercise price per share of $4.00, the fair market value on the date of grant (based on the closing sales price reported on the Nasdaq National Market).


                                       16.

COMPENSATION OF EXECUTIVE OFFICERS

                             SUMMARY COMPENSATION TABLE

     The following table shows, for the fiscal years ended June 29, 1996, June 28, 1997, and June 27, 1998, compensation paid to the Company's Chief Executive Officer and all other executive officers and one former executive officer receiving compensation in excess of $100,000 (the "Named Executive Officers"):


                                                 ANNUAL
                                              COMPENSATION           OTHER         LONG TERM             ALL
                                           -------------------       ANNUAL       COMPENSATION          OTHER
      NAME AND PRINCIPAL                    SALARY      BONUS     COMPENSATION       OPTIONS         COMPENSATION
           POSITION               YEAR        ($)        ($)         ($)(1)            (#)                ($)
 ----------------------------    ------    --------   --------   --------------   --------------   ---------------

Louis J. Doctor..............     1998     $197,521      --            --             100,000          $3,500(2)
  President & CEO                 1997      186,667      --          $2,000           112,000(3)        1,907(4)
                                  1996      170,000      --           2,000            40,000             --

Carl C. Calabria.............     1998      162,175      --           2,000            50,000             --
  Chief Technical Officer         1997      155,000      --           2,000           234,200(3)          --
  & Sr. V.P. Engineering          1996      150,000      --           2,000            30,000             --

R. John Curson...............     1998      161,242      --            --              50,000             --
  Sr. V.P., CFO                   1997      136,667    $10,000         --             225,900(3)          --
  & Secretary                     1996      130,000      --           2,255            30,000             --

Harvey A. Chesler............     1998      100,425     10,277        1,723            20,000             --
  V.P & Corporate                 1997      102,667      7,693        2,000            77,900(3)          337(4)
  Controller (5)                  1996       95,137      --           2,000            10,000             --

-------------------------------
(1) Represents matching contributions for Messrs. Doctor, Calabria, Curson and Chesler under the Company's 401(K) plan.

(2) Represents imputed interest on two non-interest bearing loans, each with a principal value of $50,000, granted to Mr. Doctor in January 1997 and May 1998, respectively.

(3) In May 1997, the Compensation Committee of the Board of Directors approved an option repricing program. Employees could elect to replace outstanding options (the "Old Options") with new options (the "Repriced Options") that are exercisable for the number of shares equal to 90% of the number of shares underlying the Old Options. Repriced Options are treated as new option grants. This figure includes grants issued in fiscal 1997 that have been subsequently cancelled upon issuance of Repriced Options as follows:
     Mr. Doctor, 40,000 shares; Mr. Calabria, 23,000 shares; Mr. Curson, 41,000 shares; and Mr. Chesler, 19,000 shares. Also included in this figure are Repriced Options that have replaced Old Options granted in prior fiscal years as follows: Mr. Doctor, 36,000 shares; Mr. Calabria, 190,500 shares; Mr. Curson, 148,000 shares; and Mr. Chesler, 41,800 shares.

(4) Represents spousal travel allowance payments to Messrs. Doctor and Chesler of $268 and $337, respectively, and a payment to Mr. Doctor of $1,639 for use of his accumulated airline mileage for Company business.

(5)  Mr. Chesler resigned as Vice President and Corporate Controller in April
     1998.


                                       17.

OPTION GRANTS IN LAST FISCAL YEAR

     All stock options granted to the Named Executive Officers in fiscal 1998 are disclosed in the following table. This table discloses, for each Named Executive Officer, the gain or "spread" that would be realized if the options were exercised on the expiration date, assuming that the Company's stock had appreciated at the level indicated, compounded annually over the life of the options.


                                                                                                     POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                             VALUE AT ASSUMED
                              ------------------------------------
                                NUMBER OF        % OF TOTAL OPTIONS                                  ANNUAL RATES OF STOCK
                               SECURITIES            GRANTED TO        EXERCISE                      PRICE APPRECIATION FOR
                               UNDERLYING           EMPLOYEES IN         PRICE       EXPIRATION         OPTION TERMS (3)
                                                                                                   -------------------------
           NAME              OPTIONS (#)(1)       FISCAL YEAR (2)       ($/SH)          DATE         5%($)          10%($)
-------------------------   ---------------      ------------------  ------------  -------------   ----------    -----------

 Louis J. Doctor.........        100,000               11.7%              $1.75       08/19/07     $110,057      $278,905
 Carl C. Calabria........         50,000                5.9                1.75       08/19/07       55,028       139,452
 R. John Curson..........         50,000                5.9                1.75       08/19/07       55,028       139,452
 Harvey A. Chesler.......         20,000                2.3                1.75       08/19/07         --  (4)       --  (4)

-------------------------
(1) Stock options are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options under the Incentive Plan generally become exercisable 25% one year after issuance and 1/48th each month thereafter for thirty-six months. The term of each option granted is generally the earlier of (i) ten years or (ii) 30 days after termination of the holder. The options will fully vest upon a change of control, as defined in the Incentive Plan, unless the acquiring Company assumes or substitutes similar options. In addition, as with their prior option grants, the options granted to Messrs. Curson and Doctor fully vest immediately upon a change of control in any event.

(2)  Based on options granted in fiscal 1998 to purchase 853,275 shares.

(3) The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. All calculations are based on rounding the number of years remaining on the term of the option to the nearest whole number. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price.

(4) Options were cancelled upon Mr. Chesler's resignation as Vice President and Corporate Controller of the Company in April 1998.


                                       18.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                           FISCAL YEAR-END OPTION VALUES

     This table discloses the aggregate dollar value realized upon exercise of stock options in the last fiscal year by the Named Executive Officers. For each Named Executive Officer, the table also includes the total number of unexercised options and the aggregate dollar value of in-the-money unexercised options held at the end of the last completed fiscal year, separately identifying the exercisable and unexercisable options.


                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED               VALUE OF IN-THE-MONEY
                                   SHARES                                  OPTIONS                      OPTIONS AS OF JUNE 27,
                                  ACQUIRED                           AS OF JUNE 27, 1998                       1998(1)
                                     ON           VALUE        -------------------------------      -----------------------------
                                  EXERCISE       REALIZED      EXERCISABLE       Unexercisable      Exercisable     Unexercisable
             NAME                    #              ($)            (#)                (#)               ($)              ($)
---------------------------     -----------     ----------    -------------     ---------------    -------------    -------------

Louis J. Doctor(2)........          0              $0           398,000            174,000             $0                $0
Carl C. Calabria..........          0               0           173,850             87,350              0                 0
R. John Curson............          0               0           139,450             95,450              0                 0
Harvey A. Chesler(3)......          0               0                 0                  0              0                 0

---------------------------
(1) Valuations above for unexercised in-the-money options are based on the difference between the option price and fair market value of $1.50 per share at June 27, 1998. Accordingly, an option is reported as having zero value if the exercise price of the option equaled or exceeded the fair market value of the Company's Common Stock at June 27, 1998.

(2) Included in Mr. Doctor's option amounts is a warrant granted to Mr. Doctor to purchase 400,000 shares of the Company's Common Stock. As of June 27, 1998, 380,000 of such shares were exercisable. The remaining shares are exercisable at a rate of 6,666.67 per month, such that the warrant will be fully exercisable on October 1, 1998.

(3) Options were cancelled upon Mr. Chesler's resignation as V.P. and Corporate Controller of the Company in April 1998.












                                       19.

                               EMPLOYMENT AGREEMENTS

     In August 1998, the Company entered into an employment agreement with Mr. Doctor, the Company's President and Chief Executive Officer. The term of the employment agreement is for a period of three years. Mr. Doctor's compensation pursuant to the employment agreement consists of a base salary of $199,500, subject to annual adjustment, along with such discretionary performance bonus amounts as the Board of Directors shall authorize. In the event that the Company terminates Mr. Doctor's employment for any reason other than cause, he will be retained as a part-time employee or consultant and will be entitled receive salary continuation payments, at his monthly base salary rate, for a period of twelve months after his date of termination. In addition, the unvested portion of any stock options held by Mr. Doctor will continue to vest for an 18 month period following the termination date, and he will have the right, until the end of the original expiration date of such options, to exercise any vested portion of such options. Mr. Doctor has agreed not to (i) compete with the Company during the period in which he receives such salary continuation payments or (ii) solicit or encourage employees to terminate employment with the Company for a period of one year from his termination date.

     In August 1998, the Company entered into an employment agreement with Mr. Curson, the Company's Senior Vice President and Chief Financial Officer. The term of the employment agreement is for a period of three years. Mr. Curson's compensation pursuant to the employment agreement consists of a base salary of $170,000, subject to annual adjustment, along with such discretionary performance bonus amounts as the Board of Directors shall authorize. In the event that the Company terminates Mr. Curson's employment for any reason other than cause, he will be retained as a part-time employee or consultant and will be entitled receive salary continuation payments, at his monthly base salary rate, for a period of six months after his date of termination. In the event that Mr. Curson has not secured full-time employment by the end of such six month period, such period will be extended until the earlier of (i) the end of an additional six month period or (ii) such time as Mr. Curson secures full-time employment. In addition, the unvested portion of any stock options held by Mr. Curson will continue to vest for an 18 month period following the termination date, and he will have the right, until the end of the original expiration date of such stock options, to exercise any vested portion of such options. Mr. Curson has agreed not to (i) compete with the Company during the period in which he receives such salary continuation payments or (ii) solicit or encourage employees to terminate employment with the Company for a period of one year from his termination date.

     In connection with the Company's merger with RasterOps Corporation in 1992, the Company and Mr. Calabria entered into an agreement that will pay Mr. Calabria an amount equal to six-months' base compensation if the Company terminates Mr. Calabria for any reason other than cause. If Mr. Calabria's employment with the Company is terminated because of a disability, he will be entitled to an amount equal to one year's base compensation. In addition, upon termination for any reason other than cause, Mr. Calabria's unvested and unexercised stock options will immediately vest and become exercisable. The terms of the agreement continue until six months after the date of termination of Mr. Calabria's employment.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No current member of the Compensation Committee is an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.





                                       20.

                         REPORT OF THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS (1)

INTRODUCTION

     The Compensation Committee of the Board of Directors consisted of Messrs. Bregman and McAleer. None of the members of the Compensation Committee were officers or employees of the Company during fiscal 1998. The Compensation Committee establishes the general compensation policies for the Company's executive officers.

PHILOSOPHY

     The Compensation Committee believes that the Company must provide the executive officers of the Company with compensation competitive with peer companies in order to attract and retain experienced employees critical to the success of the Company in meeting its performance and strategic objectives and to maximize stockholder value. The Compensation Committee believes that the compensation of the executive officers, including the Chief Executive Officer, should be related to the Company's long-term performance. Accordingly, the Compensation Committee attempts to place greater emphasis on equity-based incentive compensation over base compensation. Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a calendar year. Compensation above $1 million may be deducted if its "performance-based compensation" with the meaning of the Code. The Compensation Committee has determined that stock options granted under the Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant are considered to be "performance based compensation." With respect to Section 162(m) of the Code (which limits deductibility of executive compensation exceeding $1 million per individual per year unless certain conditions are met), the Company's compensation plans currently do not qualify for an exemption from Section 162(m); however, the Compensation Committee continues to evaluate such plans in light of Section 162(m).

COMPENSATION PLANS

     For executive officers, compensation is comprised of three elements: Base Compensation, Short-Term Incentive Compensation and Long-Term Incentive Compensation.

     BASE COMPENSATION. Base compensation is established by reviewing the salaries of executive officers of comparably sized peer companies, the Company's financial performance during the past year and individual performance of the executives during the past year. Consistent with its philosophy, the Company generally attempts to set the base compensation levels of its executive officers somewhat below the amounts paid to employees with similar levels of responsibility at comparably sized peer companies. Factors relating to the Company's financial performance that may be relevant to increasing or decreasing base salary include revenues and earnings. Factors relating to individual performance that are assessed in setting base compensation vary based on particular duties and areas of responsibility of the individual officer. The establishment of base compensation involves a subjective assessment and weighing of the foregoing criteria and is not based on any specific formula.

     SHORT-TERM INCENTIVE COMPENSATION. Short-term incentive compensation is directly related to the Company's achievement of revenue and earnings goals. Early in each fiscal year, the Compensation Committee establishes specified targets, generally with respect to revenues and earnings and in certain cases with respect to the items based on a particular executive officer's duties and areas of responsibility, and provides for the granting of stock options subject to accelerated vesting based on the Company's performance against such targets. During fiscal 1998, no options were granted pursuant to the short-term incentive compensation program. Because the Company did not meet its minimum established earnings level target during fiscal 1998, there was no acceleration of vesting of options that had been granted in prior years pursuant to this short-term incentive compensation program.

--------------------------
(1) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                       21.

     LONG-TERM INCENTIVE COMPENSATION. Long-term incentive compensation is comprised of Stock Awards, which are the Company's only long-term compensation element. This program is intended to provide additional incentives to the executive officers to maximize stockholder value. All Stock Awards are granted at the current market price and utilize vesting periods which encourage executive officers to remain with the Company. Equity compensation is granted based on the Compensation Committee's judgment in each case based on the individual circumstances of each executive officer.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Doctor's compensation was established consistent with the philosophy described above. Mr. Doctor's base salary ($197,521 during fiscal 1998) was set somewhat below the level consistent with other Chief Executive Officers at comparably-sized, peer companies. Mr. Doctor's base salary for fiscal 1998 increased by 5.8% from his base salary for fiscal 1997 due, in part, to a number of factors related to the performance of the Company including an increase in net income and an increase in the cash position of the Company over the prior year. In addition, in fiscal 1998, Mr. Doctor was granted options to purchase 100,000 shares of Common Stock pursuant to the long-term incentive compensation program described above.

                     THE MEMBERS OF THE COMPENSATION COMMITTEE

                              Walter W. Bregman
                              William H. McAleer












                                       22.

                       PERFORMANCE MEASUREMENT COMPARISON(1)

     The Securities and Exchange requires a comparison on an indexed basis of cumulative total stockholder return for the Company, a relevant broad equity market index and a published industry line-of-business index. The following graph shows a five-year comparison of cumulative stockholder return of an investment of $100 in cash on June 30, 1993 in (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index"),
(ii) the Hambrecht & Quist ("H&Q") Technology Index, and (iii) the Company's Common Stock. The H&Q Technology Index is composed of approximately 200 technology companies in the semiconductor, electronics, medical, and related technology industries. Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of full amount of all dividends and are calculated as of June 30th of each year.

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON INVESTMENT (2)




[graphic depiction of the data set forth below as three lines with dollars on the vertical axis and dates from 6/93 to 6/98 on the horizontal axis.]

                                           CUMULATIVE TOTAL RETURN
                              -----------------------------------------------
                                6/93    6/94    6/95    6/96    6/97    6/98
                              ------- -------- ------- ------ ------- -------

TRUEVISION, INC.               100.00   47.95   63.01   82.19   27.40   15.07

NASDAQ STOCK MARKET (U.S.)     100.00  100.96  134.77  173.03  210.38  277.69

HAMBRECHT & QUIST              100.00  102.21  180.82  211.32  275.98  349.59
TECHNOLOGY

------------
(1) This section is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The total return on investment (change in stock price plus reinvested dividends) for the Company, the Nasdaq Composite Index and the H&Q Technology Index, based on June 30, 1993 = 100.


                                       23.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Scitex Corporation Ltd. ("Scitex"), a principal stockholder of the Company, was also a purchaser of certain products manufactured by the Company during fiscal 1998. Aggregate sales to Scitex by the Company during the fiscal year ended June 27, 1998 were approximately $222,931.

     The Company granted Mr. Doctor two non-interest bearing loans, each with a principal value of $50,000, in January 1997 and May 1998. The principal value of each loan is due upon Mr. Doctor's termination of employment with the Company, but can be repaid at any time without penalty. The aggregate outstanding principal balance on the two loans as of June 27, 1998 was $100,000.

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

COMPLIANCE WITH THE REPORTING REQUIREMENTS OF SECTION 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 27, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.













                                       24.

                                   OTHER MATTERS

OTHER BUSINESS

     The Board of Directors is not aware of any other business to be presented at the Annual Meeting. If any other matters should properly come before the meeting, it is intended that the persons named in the accompanying form of Proxy will vote such proxy in accordance with their best judgment on such matters.

OTHER INFORMATION

     Pursuant to recent changes to the proxy rules, unless a stockholder who wishes to bring a matter before the stockholders at the Company's 1999 Annual Meeting of Stockholders notifies the Company of such matter prior to August 9, 1998, management will have discretionary authority to vote all shares for which it has proxies in opposition to such matter.

1998 ANNUAL REPORT TO STOCKHOLDERS AND 1998 ANNUAL REPORT ON FORM 10-K

     A copy of the 1998 Annual Report to stockholders accompanies this Proxy Statement. Truevision's Annual Report on Form 10-K for the year ended June 27, 1998, as filed with the Securities and Exchange Commission, containing full audited financial statements and financial statement schedule also accompanies this Proxy Statement.

                        BY ORDER OF THE BOARD OF DIRECTORS.

Santa Clara, California
September 23, 1998














                                       25.

                                TRUEVISION, INC.

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 21, 1998

     The undersigned hereby appoints LOUIS J. DOCTOR and R. JOHN CURSON and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Truevision, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 2500 Walsh Avenue, Santa Clara, California on Wednesday, October 21, 1998, at 10:00 a.m., and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

                               FOLD AND DETACH HERE

                                                         Please mark your votes
                                                    as indicated in this example

                                                                             /X/


Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposals 2, 3 and 4 as more specifically described in the proxy statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.


MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect five directors to hold office until the 1999 Annual Meeting of Stockholders.

/ /  FOR all nominees listed below                           / /  WITHHOLD AUTHORITY to vote for
     (except as marked to the contrary below).                    all nominees listed below.

NOMINEES
Walter W. Bregman; Louis J. Doctor; William H. McAleer;      TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S)
Kieth E. Sorenson; and Conrad J. Wredberg                    WRITE SUCH NOMINEE(S)' NAME(S) BELOW:

                                                             -------------------------------------------------------

                                                             -------------------------------------------------------


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
                                                             FOR     AGAINST    ABSTAIN

PROPOSAL 2: To approve the Company's 1997 Equity             / /       / /        / /
Incentive Plan, as amended, to increase the
aggregate number of shares of Common Stock
authorized for issuance under such plan by
450,000 shares.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.
                                                             FOR     AGAINST    ABSTAIN

PROPOSAL 3: To approve the Company's 1990 Employee           / /       / /        / /
Stock Purchase Plan, as amended, to increase the
aggregate number of shares of Common Stock authorized
for issuance under such plan by 200,000 shares.

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 4.
                                                             FOR     AGAINST    ABSTAIN

PROPOSAL 4: To ratify selection of                           / /       / /        / /
PricewaterhouseCoopers LLP as independent
accountants of the Company for its fiscal year
ending June 26, 1999.


PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.


Signature(s)                                             Dated:             1998
             ---------------------------------------           ------------,


                             FOLD AND DETACH HERE